Exhibit 2.1

Extension of Outside Date
WHEREAS, pursuant to Section 9.01(b)(i) of that certain Agreement and Plan of Merger, dated as of August 10, 2015 (the “Merger Agreement”; any capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement), by and among Shenandoah Telecommunications Company (“Parent”), Gridiron Merger Sub, Inc. (“Merger Sub”) and NTELOS Holdings Corp. (the “Company”), the Outside Date can be extended an additional one hundred and twenty (120) days by mutual agreement of the parties if the Closing shall not have occurred on or prior to the Outside Date (the “Mutual Extension”);
WHEREAS, the parties have been proceeding toward Closing in accordance with the Merger Agreement;

WHEREAS, because certain Required Regulatory Approvals have not yet been obtained, the Closing will not occur on or prior to the Outside Date; and

WHEREAS, the parties therefore desire to exercise the Mutual Extension as contemplated by the Merger Agreement.

NOW, THEREFORE, the undersigned, being all of the parties to the Merger Agreement, hereby mutually agree to extend the Outside Date to June 28, 2016.

IN WITNESS WHEREOF, the parties hereto have caused this Extension of Outside Date to be duly executed by their respective authorized officers as of February 26, 2016.

SHENANDOAH TELECOMMUNICATIONS COMPANY

By: /s/ Raymond B. Ostroski
Name:    Raymond B. Ostroski
Its:     Vice President-Legal, General Counsel and Secretary

GRIDIRON MERGER SUB, INC.

By: /s/ Raymond B. Ostroski
Name:    Raymond B. Ostroski
Its:     Vice President, General Counsel and Secretary

NTELOS HOLDINGS CORP.

By: /s/ Rodney D. Dir
Name:    Rodney D. Dir
Its:     Chief Executive Officer